EXHIBIT 5



                                        July 14, 1995

          Grey Advertising Inc.
          777 Third Avenue
          New York, New York  10017

                         Re:  Registration Statement on Form S-8
                              relating to the Grey Advertising Inc.
                              1994 Stock Incentive Plan

          Ladies and Gentlemen:

                    We have acted as counsel for Grey Advertising Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Form S-8") with respect to an aggregate of 250,000 shares (the "Shares") of the Company's Common Stock, par value $1 per share (the "Common Stock"), which may be issued and sold pursuant to the Company's 1994 Stock Incentive Plan (the "Plan").

                    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

                    In connection with this opinion, we have examined and are familiar with (a) the Form S-8; (b) the Restated Certificate of Incorporation of the Company; (c) the By-laws of the Company; (d) the Plan; (e) a specimen certificate representing the Common Stock; (f) certain resolutions of the Company's Board of Directors and stockholders relating, among other things, to the Plan, the Form S-8, and related matters; and (g) such other corporate records, certificates and documents as we have deemed necessary and appropriate for the purpose of rendering this opinion.

                    In our examination, we have assumed the
          genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of all originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and representatives of the Company and others.

                    We are admitted to the Bar in the State of Delaware and express no opinion as to the laws of any other jurisdiction.

                    Based upon and subject to the foregoing and assuming the conformity of the certificates representing the Common Stock to the form of specimen thereof examined by us and the due execution and delivery of such certificates, we are of the opinion that the Shares and the Plan have been duly authorized by requisite corporate action by the Company, and that the Common Stock, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and any amendment thereto, and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Form S-8. In giving such consent, we do not hereby admit that we come into the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                              Skadden, Arps, Slate, Meagher & Flom